Exhibit 11
                  SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
                         Computation of Earnings Per Share
                           For the Periods as Indicated
                  (Dollars in thousands, except per share data)

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                                                                            For the Three Months
                                                                              Ended March 31,
                                                                             1994          1993
Primary Earnings Per Share:

  Weighted average number of common shares outstanding during the period     43,164,558    40,884,600

  Add-
    Dilutive effect of outstanding options (as determined by application of
      treasury stock method)                                                    435,103       951,725

  Weighted average number of common shares, as adjusted                       43,599,661   41,836,325

  Net income                                                                 $    26,047  $    (1,977)

  Less-
    Preferred dividend requirements                                                1,299        1,299

  Net income available for common shares                                     $    24,748  $    (3,276)

  Primary earnings per share                                                 $      0.57  $     (0.08)

Fully Diluted Earnings Per Share:

  Weighted average number of common shares outstanding during the period      43,164,558   40,884,600

  Add
    Shares issuable assuming conversion of convertible preferred stock                  4,548,236     4,548,236

    Dilutive effect of outstanding options (as determined by application of
      treasury stock method)                                                     435,103       978,471

  Weighted average number of common shares, as adjusted                       48,147,897    46,411,307

  Net income                                                                 $    26,047   $    (1,977)

  Fully diluted earnings per share                                           $      0.54   $     (0.08)

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